Exhibit 4.16

(English Translation)

Supplementary Agreement to the Loan Agreement

This Supplementary Agreement to the Loan Agreement (the “Agreement”) is entered into as of January 11, 2011 in Beijing by the following parties:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address:	3/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China
Party B:	Baidu Netcom Science Technology Co., Ltd.
Address:	2/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China
Party C:	Robin Yanhong Li
Party D:	Eric Yong Xu
Party E:	Haoyu Shen

WHEREAS,

1.	Party A provided to Party C and Party D an interest-free loan of RMB2,000,000 in June 2001 for them to invest in Paty B; Parties A, C and D executed the Confirmation of Loan (the “Original Agreement”) on April 27, 2004 to confirm the interest-free loan of RMB1,500,000 and RMB500,000 provided by Party A to Parties C and D, respectively for them to invest in Party B (the “Original Loan”).

2.	Party D has transfered its investment of RMB500,000 in the registered capital of Party B to Party E (the “Share Transfer”).

3.	Upon the completion of the Share Transfer, Party E agrees to assume all the rights and obligations of Party D under the Original Agreement. All the parties to the Original Agreement accepted such an arrangement and agreed to restated the Original Agreement.

NOW THEREFORE, the parties agree as follows:

1.	The parties hereto confirm that the Share Transfer has been registered with the industrial and commercial authorities on January 11, 2011. Party A hereby confirms that it has approved such Share Transfer.

2.	The parties agree that, upon the effective date of the Share Transfer, (1) Party E shall automatically replace Party D to be a party to the Original Agreement, and assume all the rights and obligations of Party D under the Original Agreement according to the terms and conditions of the Original Agreement, including but not limited to the repayment of the Original Loan; (2) Accordingly, Party D shall not enjoy any right or undertake any obligation under the Original Agreement.

3.	The paries agree and confirm that, this Agreement shall automatically constitute an amendment ot the Original Agreement upon its effective date. Parties A, C and D may enter into a separate agreement pursuant to the amendment to the Original Agreement made hereunder so as to restate the rights and obligations of Party A (as the lender) and Parties C and E (as the borrowers) if they consider necessary.

4.	This Agreement shall become effective upon the execution of the parties.

5.	Section 16 of the Original Agreement shall apply to the dispute resolution of this Agreement.

6.	This Agreement shall be executed in five originals, each party holding one original. All the originals shall have the same legal effect.

[Signature page below]

[No text on the signature page]

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Authorized representative:	/s/ Haoyu Shen
Company seal:	(with the company seal of Baidu Online Network Technology (Beijing) Co., Ltd.)
Party B:	Baidu Netcom Science Technology Co., Ltd.
Authorized representative:	/s/ Authorized Representative
Company seal:	(with the company seal of Baidu Netcom Science Technology Co., Ltd.)
Party C:	Robin Yanhong Li
Signature:	/s/ Robin Yanhong Li
Party D:	Eric Yong Xu
Signature:	/s/ Eric Yong Xu
Party E:	Haoyu Shen
Signature:	/s/ Haoyu Shen

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